Exhibit 4.1

THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


                            LEV PHARMACEUTICALS, INC.

                               WARRANT TO PURCHASE

                                   ___ SHARES

                                 OF COMMON STOCK

                             (SUBJECT TO ADJUSTMENT)

                            (Void after May 3, 2010)


No: PW:                                                              May 3, 2005


      This certifies that for value, ________ or registered assigns (the "Holder"), is entitled, subject to the terms set forth below, at any time from and after May 3, 2005 (the "Original Issuance Date") and before 5:00 p.m., Eastern Time, on May 2, 2010 (the "Expiration Date"), to purchase from Lev Pharmaceuticals, Inc., a Delaware corporation (the "Company"), ____________ (____) shares (subject to adjustment as described herein), of common stock, par value $0.01 per share, of the Company (the "Common Stock"), upon surrender hereof, at the principal office of the Company referred to below, with a duly executed subscription form in the form attached hereto as Exhibit A and simultaneous payment therefor in lawful, immediately available money of the United States or otherwise as hereinafter provided, at an initial exercise price per share of $1.35 (the "Purchase Price") The Purchase Price is subject to further adjustment as provided below, and the term "Common Stock" shall include, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant. The term
"Warrants," as used herein, shall mean this Warrant and any other Warrants delivered in substitution or exchange therefor as provided herein.

      This Warrant was issued in connection with the Company's private placement (the "Offering") of up to 150 Units for an aggregate purchase price of $7,500,000, as described in the Company's Confidential Information Memorandum, dated April 1, 2005, (the "Memorandum"). Laidlaw & Company (UK) Ltd. acted as placement agent for the Offering (the "Placement Agent"). In the Offering, the Company sold its securities to "accredited investors" pursuant to Subscription Agreements (the "Subscription Agreements").

      1. Exercise. This Warrant may be exercised at any time or from time to time from and after the Original Issuance Date and before 5:00 p.m., Eastern Time, on the Expiration Date, on any business day, for the full number of shares of Common Stock called for hereby, by surrendering it at the principal office of the Company, at 122 East 42nd Street, Suite 2606, New York, New York 10168 with the subscription form duly executed, together with payment in an amount equal to
(a) the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the preceding paragraph of this Warrant multiplied (b) by the then Purchase Price. Payment of the Purchase Price must be made by payment in immediately available funds. This Warrant may be exercised for less than the full number of shares of Common Stock at the time called for hereby, except that the number of shares of Common Stock receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon a partial exercise of this Warrant in accordance with the terms hereof, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the number of such shares not purchased upon such exercise shall be issued by the Company to Holder without any charge therefor. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Within five (5) business days after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the then Fair Market Value on the date of exercise of one full share of Common Stock.

      "Fair Market Value" shall mean, as of any date: (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the five (5) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are not so listed but are traded on the Nasdaq SmallCap Market ("NSCM"), the average of the closing prices as reported on the NSCM during the five (5) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NSCM; or if applicable, the Nasdaq National Market ("NNM"), or if not then included for quotation on the NNM or NSCM, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board or the National Quotations Bureau, as the case may be; or
(iii) if the shares of the Common Stock are not then publicly traded, the fair market price of the Common Stock as determined in good faith by at least a majority of the Board of Directors of the Company.

      2. Shares Fully Paid; Payment of Taxes. All shares of Common Stock issued upon the exercise of a Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges (other than income taxes to the holder) that may be imposed in respect of the issue or delivery thereof.

      3. Transfer and Exchange. This Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Company maintained for such purpose at its principal office referred to above by Holder in person or by duly authorized attorney, upon surrender of this Warrant together with a completed and executed assignment form in the form attached as Exhibit B, payment of any necessary transfer tax or other governmental charge imposed upon such transfer and an opinion of counsel reasonably acceptable to the Company stating that such transfer is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"). Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the shares of Common Stock not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant when endorsed in blank shall be deemed negotiable and that when this Warrant shall have been so endorsed, the holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered Holder hereof as the owner for all purposes.

                  This Warrant is exchangeable at such office for Warrants for the same aggregate number of shares of Common Stock, each new Warrant to represent the right to purchase such number of shares as the Holder shall designate at the time of such exchange.

      4. Anti-Dilution Provisions.

         A. Adjustment for Dividends in Other Stock and Property Reclassifications. In case at any time or from time to time the holders of the Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor,

             (1) other or additional stock or other securities or property (other than cash) by way of dividend,

             (2) any cash or other property paid or payable out of any source other than retained earnings (determined in accordance with generally accepted accounting principles), or

             (3) other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, reclassification, combination of shares or similar corporate rearrangement (other than (x) additional shares of Common Stock or any other stock or securities into which such Common Stock shall have been changed, (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities or (z) any stock purchase rights, issued as a stock dividend or stock-split, adjustments in respect of which shall be covered by the terms of Section 4.B, Section 4.C or
Section 4.D, then and in each such case, Holder, upon the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (2) and (3) above) which such Holder would hold on the date of such exercise if on the Original Issuance Date Holder had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the first paragraph of this Warrant, and had thereafter, during the period from the Original Issuance Date to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property (including cash in the cases referred to in clause (2) and (3) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Section 4.A and Section 4.B.

      B. Adjustment for Reorganization, Consolidation and Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant) after the Original Issuance Date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity, then and in each such case Holder, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Sections 4.A, Section 4.B, Section 4.C, Section 4.D and Section 4.E; in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

      C. Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event:

             (1) the Purchase Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Purchase Price shall be adjusted pursuant to this Section 4.C as of the time of actual payment of such dividends or distributions; and

             (2) the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be increased, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, in inverse proportion to the decrease in the Purchase Price.

      D. Stock Split and Reverse Stock Split. If the Company at any time or from time to time effects a stock split or subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that stock split or subdivision shall be proportionately decreased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately increased. If the Company at any time or from time to time effects a reverse stock split or combines the outstanding shares of Common Stock into a smaller number of shares, the Purchase Price then in effect immediately before that reverse stock split or combination shall be proportionately increased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately decreased. Each adjustment under this Section 4.D shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

      E. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Warrant, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Purchase Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

      5. Notices of Record Date. In case:

         A. the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrants) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

         B. of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

         C. of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is expected to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, such notice shall be mailed at least ten
(10) days prior to the date therein specified.

      6. Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

      7. Reservation of Common Stock. The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All of the shares of Commons Stock issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Purchase Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature, with respect to the issuance thereof.

      8. Registration Rights Agreement. The Holder of this Warrant is entitled to have the shares of Common Stock purchased in the Offering and the Warrant Shares issuable upon exercise of this Warrant registered for resale under the 1933 Act, pursuant to and in accordance with the Registration Rights Agreement dated as of the date hereof by and between the Holder and the Company.

      9. Notices. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class, registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the Holder.

      10. Change; Modifications; Waiver. No terms of this Warrant may be amended, waived or modified except by the express written consent of the Company and the holders of not less than 50.1% of the then outstanding Warrants.

      11. Headings. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

      12. Governing Law, Etc. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable legal fees and expenses.

      13. Redemption of Warrants.

          A. On not less than thirty (30) days, prior written notice (the "Redemption Notice") to all Holders of Warrants, the Warrants may be redeemed, in whole, but not in part, at the option of the Company, at a redemption price of $0.01 per Warrant (the "Redemption Price"), provided that: (i) the VWACP (as defined below) of the Common Stock for each of the prior twenty (20) consecutive Trading Days (as defined below) ending on the 2nd Trading Day prior to the date of the Redemption Notice (the "Period") is not less than two hundred fifty (250%) percent of the Exercise Price; (ii) the average daily trading volume for the Common Stock on the principal Trading Market (defined hereafter) is not less than 200,000 shares per day for the Period; and (iii) a registration statement covering the resale of Warrant Shares filed under the 1933 Act is declared effective by the Commission and remains effective on and through the date fixed for redemption of the Warrants (the "Redemption Date").

          B. For purposes of this Warrant (i) "VWACP" means the volume weighted average of the Closing Price (defined hereafter) of the Common Stock for the applicable Period, determined as follows (an example of this computation is annexed hereto as Exhibit C):

             (1) The  percentage  of the total  trading  volume  for the  entire
Period is calculated for each Trading Day, during the period, by dividing the number of shares traded on each such Trading Day by the total trading volume for the entire Period (the "Trading Day Volume Percentage");

             (2) Next the Trading Day Volume Percentage for each Trading Day is multiplied by the applicable Closing Price for each such Trading Day resulting in the Trading Day weighted Closing Price (the "TDWCP");

             (3) The VWACP is then computed by obtaining the sum of the TDWCP for all of the Trading Days during the Period. If the resulting VWACP for the applicable Period is equal to or greater than 250% of the Exercise Price then the first condition for redemption of the Warrants has been satisfied.

         C. "Closing Price" means, as of any Trading Day: (i) if the shares of Common Stock are listed on a national securities exchange, the closing price as reported for or, if no sale occurred on a Trading Day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if the shares of Common Stock are not so listed but are traded on the NSCM the closing price as reported on the NSCM or, if no sale occurred on a Trading Day, then the mean between the highest bid and lowest asked prices as of the close of business on such Trading Day, as reported on the NSCM; or if applicable, the NNM, or if not then included for quotation on the NNM or NSCM, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board or the National Quotations Bureau, as the case may be; (iii) if the Common Stock is not then listed or quoted on the OTCBB and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or
(iv) in all other cases, the fair market value of a share of Common Stock, as determined by an independent appraiser selected in good faith by the investors and reasonably acceptable to the Company.

         D. "Trading Day" means (a) a day on which the Common Stock is traded on any Trading Market, or (b) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting price); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), and (b) hereof, then Trading Day shall mean a Business Day.

         E. "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the Trading Day in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

         F. The Redemption Notice shall specify (i) the Redemption Price, (ii) the Redemption Date, (iii) the place where the Warrant certificate shall be delivered and the redemption price paid, and (iv) that the right to exercise this Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date.

         G. Any right to exercise this Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, the holder of this Warrant shall have no further rights except to receive, upon surrender of this Warrant, the Redemption Price.

         H. From and after the Redemption Date, the Company shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Company by or on behalf of the holder thereof the warrant certificates evidencing this Warrant being redeemed, deliver, or cause to be delivered to or upon the written order of such holder, a sum in cash equal to the Redemption Price of this Warrant. From and after the Redemption Date, this Warrant shall expire and become void and all rights hereunder and under the warrant certificates, except the right to receive payment of the Redemption Price, shall cease.

     14. Counterparts. This Agreement may be signed in counterparts.

           - the remainder of this page was intentionally left blank -

Dated: May 3, 2005

                                            LEV PHARMACEUTICALS, INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                    EXHIBIT A

                                SUBSCRIPTION FORM

                 (To be executed only upon exercise of Warrant)

         The undersigned registered owner of this Warrant irrevocably exercises this Warrant and purchases _______ of the number of shares of Common Stock of Lev Pharmaceuticals, Inc., purchasable with this Warrant, and herewith makes payment therefor (either in cash or pursuant to the cashless exercise provisions set forth in Section 1 of the Warrant), all at the price and on the terms and conditions specified in this Warrant.


Dated:
      ------------------------------


                                              ----------------------------------
                                              (Signature of Registered Owner)


                                              ----------------------------------
                                              (Street Address)


                                              ----------------------------------
                                              (City / State / Zip Code)

                                    EXHIBIT B

                               FORM OF ASSIGNMENT


         FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

         Name of Assignee              Address               Number of Shares
         ----------------              -------               ----------------


and does hereby irrevocably constitute and appoint __________________________ Attorney to make such transfer on the books of Lev Pharmaceuticals, Inc., maintained for the purpose, with full power of substitution in the premises.

Dated:
      --------------------------------------


                                        ----------------------------------------
                                        (Signature)

                                        ----------------------------------------
                                        (Witness)


         The undersigned Assignee of the Warrant hereby makes to Lev Pharmaceuticals, Inc., as of the date hereof, with respect to the Assignee, all of the representations and warranties made by the Holder, and the undersigned Assignee agrees to be bound by all the terms and conditions of the Warrant and the Lev Pharmaceuticals, Inc. Registration Rights Agreement, dated as of April __, 2005, by and between Lev Pharmaceuticals, Inc. and the Holder.


Dated:
      -----------------------------



                                        ----------------------------------------
                                        (Signature)

                                    EXHIBIT C

                          EXAMPLE COMPUTATION OF VWACP


The following is an example of the calculation of VWACP over a four-day trading period. This is for purpose of example only. The actual calculation of VWACP under the Warrant will cover a twenty-day trading period:

Day         Volume            % of Trade Vol   Close   %-Weighted Close
---         ------            --------------   -----   ----------------
1           100,000 shares    05.88             4.00        0.235
2           600,000 shares    35.29             3.50        1.235
3           450,000 shares    26.47             4.50        1.191
4           550,000 shares    32.35             5.00        1.618

Total Vol  1,700,000 shares                           VWACP = 4.279


         The % of Trade Vol for each Trading Day is computed by dividing the Volume for that Trading Day by 1,700,000.

         The %-Weighted Close for each Trading Day is computed by multiplying the Close for that Trading Day by % of Trade Vol for that Trading Day.

         The VWACP is then the sum of the % Weighted Close for all Trading Days.




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